EXHIBIT 99.1

Warren Resources Announces Second Quarter 2013 Financial and Operating Results

NEW YORK, Aug. 7, 2013 (GLOBE NEWSWIRE) -- Warren Resources, Inc. (Nasdaq:WRES) today reported its second quarter 2013 financial and operating results. Warren reported net income of $9.2 million, or $0.13 per basic and diluted share (including a gain on derivative financial instruments of $3.3 million), compared to net income of $5.3 million, or $0.07 per basic and diluted share, for the second quarter of 2012 (including a gain on derivative financial instruments of $0.5 million).

In announcing the results, Philip A. Epstein, Chairman and Chief Executive Officer, commented, "I am encouraged by our improving production volumes and oil and gas revenues compared to the second quarter of 2012. This increase resulted primarily from a 29% increase in gas production and higher gas prices due, in part, to Warren's Rocky Mountain acquisition activities. On the oil side, after some operational issues that were resolved earlier in the quarter, Warren's production from our two Wilmington Field units has steadily grown from 3,439 gross barrels of oil per day ("BOPD") at March 31, 2013 to 3,892 gross BOPD at June 30, 2013.

"During the quarter, given continued strong oil prices, our realized margin per barrel of oil after lease operating expenses was $74.09. Similarly, the significantly improved realized prices of $3.60 per thousand cubic feet ("Mcf") in our gas operations, together with 100% ownership of our mid-stream assets, resulted in margins of $1.90 per Mcf. General and administrative expenses also came down significantly from the comparable quarter of 2012. In the future, I anticipate further improvements in production volumes as well as additional expense reductions on a barrel equivalent basis as we look to grow Warren through developing our drilling inventory and acquisitions in our core areas."

Second Quarter of 2013 Results

Warren's oil and gas revenues increased 2% to $30.7 million for the second quarter of 2013, compared to $30.2 million in the second quarter of 2012. This increase primarily resulted from increased gas production and gas pricing in the second quarter of 2013 compared to the second quarter of 2012. Warren produced 1.6 billion cubic feet ("Bcf") of natural gas in the second quarter of 2013, compared to 1.2 Bcf for the second quarter of 2012.

Warren's oil production for the quarter ended June 30, 2013 decreased 11% to 262,000 barrels, compared to 293,000 barrels of oil produced in the second quarter of 2012. This decline in production was primarily the result of two issues. First, a mechanical reliability issue with Warren's well testing system at the Wilmington Townlot Unit ("WTU") resulted in the decision to lower the production rates of a significant number of producing Tar wells to prevent an increase of water influx. Second, early 2012 production rates benefited from the continuance of the 2011 drilling program into 2012 without interruption. This is in contrast to the 6 month period in which no drilling occurred between the conclusion of the 2012 drilling program in September 2012 and the commencement of 2013 drilling operations in March 2013.

The average realized price per barrel of oil was $96 for the second quarter of 2013 compared to $95 for the second quarter of 2012. Additionally, the average realized price per Mcf of natural gas was $3.60 for the second quarter of 2013 compared to $1.84 for the second quarter of 2012. These realized commodity prices exclude the cash effect of derivative activities. The net gain on derivative financial instruments was $3.3 million during the three months ended June 30, 2013, which was comprised of a $3.8 million unrealized mark-to-market, non-cash gain on oil and gas commodity price derivatives, partially offset by a $0.5 million realized loss on oil and gas commodity price derivatives.

Total operating expenses decreased 2% to $24.1 million during the second quarter of 2013, compared to $24.6 million during the second quarter of 2012. Lease operating expenses and taxes increased 16% to $8.3 million, or $15.81 per barrel of oil equivalent ("BOE"), in the second quarter of 2013, compared to $7.2 million, or $14.38 per BOE, during the same period in 2012. This increase was primarily attributable to additional workover expenses and property taxes in California and higher production taxes in Wyoming.

Depreciation, depletion and amortization expense was $11.8 million for the three months ended June 30, 2013, or $22.42 per BOE, which represents a 5% increase over the same period in 2012. This increase resulted from an increase in total oil and gas production as well as an increase in estimated future development costs.

General and administrative expenses decreased to $3.9 million for the second quarter of 2013, compared to $6.2 million for the second quarter of 2012. This decrease primarily reflects $2 million of severance expense in the second quarter of 2012, relating to the departure of the Company's former chairman and chief executive officer. In addition, salary and overhead expense was $0.3 million less in the second quarter of 2013 compared to the prior year.

Total cash flow from operating activities increased to $32.4 million during the first six months of 2013, compared to $32.2 million in the first six months of 2012.

Interest expense decreased to $0.7 million for the second quarter of 2013, compared to $0.8 million for the second quarter of 2012. Interest expense decreased due to lower outstanding borrowings under our senior credit facility.

Debt and Liquidity

The Company's senior credit facility has a borrowing base of $145 million, with $55.5 million of borrowing capacity available at June 30, 2013. The Company's borrowing base was increased by $5 million during May 2013.

Operational Update

Wilmington Oil Field in the Los Angeles Basin in California

During the second quarter of 2013 the Company drilled and completed 6 producing wells and 2 injection wells in the WTU in California, consisting of 3 producing wells in the Tar formation and 3 sinusoidal producing wells in the Ranger formation. The thirty day initial production rates for the new Tar wells averaged 100 BOPD. These new Tar wells typically experience a 50% to 60% reduction in producing rates after a few months, which is a normal decline. The thirty day initial production rate for the first new Ranger well averaged 17 BOPD. Although this well had similar open hole characteristics as other nearby Ranger wells, it had slightly lower resistivity and its production response has not met expectations. The Ranger formation in this area will be further studied to determine why production levels are lower. The other two Ranger wells were placed on production at the end of the second quarter of 2013 and are currently being evaluated to determine their thirty day initial production rate. The 2013 WTU drilling program will be completed in September 2013.

In the North Wilmington Unit ("NWU"), the Company drilled and completed 3 sinusoidal producing wells and 1 injection well in the Ranger formation during the second quarter of 2013. The thirty day initial production rates for each of the new Ranger wells averaged 44 BOPD. Warren expects the production in all three Ranger wells to improve once water injection response from the new injection well is fully achieved. The 2013 NWU drilling program will be completed in August 2013.

For 2013, Warren plans to drill a total of 23 new wells in California, consisting of 18 producing wells and 5 water injection wells. In the WTU, the Company intends to drill 8 Tar horizontal wells, 2 Upper Terminal sinusoidal wells, and 3 Ranger sinusoidal wells. In addition, Warren plans to redrill a Ranger producing well that was initially drilled in 2012. The Company will also drill 1 Tar and 2 Ranger sinusoidal water injection wells in the WTU. In the NWU, the Company intends to drill 5 Ranger sinusoidal producing wells and 2 injection wells.

Capital expenditures for the second quarter of 2013 in California were $21.5 million. The capital expenditures consisted of $19.7 million for drilling and development operations in the WTU and NWU and $1.8 million for facilities improvements and infrastructure costs in the WTU and NWU.

Atlantic Rim Coalbed Methane Project in the Eastern Washakie Basin, Wyoming

Spyglass Hill Unit

During the second quarter of 2013, the Company commenced drilling 25 new coalbed methane ("CBM") wells in the Spyglass Hill Unit. Of the 25 new wells planned for 2013, 11 wells were drilled and 5 of those wells were fracture stimulated as of June 30, 2013. Of the 5 stimulated wells, 1 well has been placed on production and the remaining wells should be on production by the end of the third quarter. All of the 25 new CBM wells are expected to be drilled and completed by November 15, 2013. Capital expenditures for the second quarter for drilling and development in Wyoming were $4.3 million.

Gas production from the CBM wells that have been drilled and will be drilled in the second half of 2013 will be limited due to short-term water handling and disposal constraints. An additional water disposal well will be completed in August and tied into the disposal system, which should help alleviate this bottleneck. The disposal well will be tested to determine injectivity, and the anticipated capacity is expected to be up to 12,000 barrels of water per day. This added capacity will allow for a reduction of water gathering system pressure and enhance desorption of gas, thereby increasing gas production.

Warren is also in the process of adding an additional connection to its existing water gathering system to lower the water system operating pressure. A temporary transfer station to store and pump the water is under construction and should reduce current tubing pressures on the new wells. Ultimately, these steps will lower the casing pressure below 50 pounds per square inch, further the dewatering process, and accelerate gas production. As the pressure continues to drop, the amount of gas will increase and the volume of water will decrease. The Company anticipates steadily increasing gas production from each well, which should peak in approximately 12 months as the dewatering (desorption) process continues.

Under the Spyglass Hill Unit Agreement, the working interest owners are required to drill 25 gross (approximately 22 net) CBM wells per year. Warren will satisfy the annual drilling requirement when the 25 gross CBM wells are completed, and the Spyglass Hill Unit will remain in effect until at least June 10, 2014. If not extended by June 10, 2014, the Unit will contract to the existing producing or participating areas. The leases that are outside the producing or participating areas will receive a 2 year term extension and will continue in effect for the remaining primary term of the lease or 2 years, whichever is longer.

Niobrara Shale Formation

Warren owns approximately 71,000 net acres of deep rights in the Atlantic Rim area that are potentially prospective for Niobrara Shale and other oil bearing formations, including the Sussex, Shannon and Dakota. The Company has completed a geological analysis of its Niobrara acreage and has begun the process of forming two or more deep federal units. The Company is considering several possibilities for developing the Niobrara Shale and other deep formations, including entering into joint venture, cooperative development and joint participation and development agreements.

Recent Developments - Leroy Pine Project, Santa Maria Basin, California

As previously announced on August 5, 2013 the Company entered into a definitive Purchase, Sale and Exploration Agreement to acquire an undivided 62.5% working interest in the Leroy Pine Project area consisting of various oil and gas leases covering approximately 1,610 gross acres of land in the Santa Maria Basin of California. As a result of the Leroy Pine transaction, which is expected to close on or before August 30, 2013, the Company is increasing its 2013 capital expenditure budget by $3 million to $76 million to cover the acquisition and drilling costs of three wells in Phase 1 of the development.

2013 GUIDANCE

Warren provides the following updated forecast for net production based on the information available at the time of this release. Please see the forward-looking statement at the end of this release for more discussion of the inherent limitations of this information.

	Third Quarter ending	Year ending
	September 30, 2013	December 31, 2013

Production:
Oil (MBbl)	300 – 310	1,125 – 1,175
Gas (MMcf)	1,500 – 1,600	6,000 – 6,500
Oil Equivalent (MBOE)	550 - 577	2,125 – 2,258

Financial and Statistical Data Tables

Following are financial highlights for the comparative second quarters and six months ended June 30, 2013 and 2012. All production volumes and dollars are expressed on a net revenue interest basis.

Warren Resources, Inc.
Consolidated Statements Of Operations
	Three Months Ended		Six Months Ended
	June 30, (unaudited)		June 30, (unaudited)
	2013	2012	2013	2012
	(in thousands, except per share information)		(in thousands, except per share information)
Operating Revenues

Oil and gas sales	$30,735	$30,178	$61,554	$58,532

Operating Expenses

Lease operating expenses and taxes	8,330	7,177	18,126	15,677

Depreciation, depletion and amortization	11,810	11,232	23,381	21,337

General and administrative	3,930	6,217	8,247	10,510

Total operating expenses	24,070	24,626	49,754	47,524

Income from operations	6,665	5,552	11,800	11,008

Other income (expense)

Interest and other income	16	20	31	45

Interest expense	(724)	(830)	(1,474)	(1,605)

Gain (loss) on derivative financial instruments	3,260	489	1,695	(389)

Total other expense	2,552	(321)	252	(1,949)

Income before income taxes	9,217	5,231	12,052	9,059

Deferred income tax expense (benefit)	32	(28)	39	(11)

Net income	9,185	5,259	12,013	9,070
Less dividends and accretion on preferred shares	2	2	5	5

Net income applicable to common stockholders	$9,183	$5,257	$12,008	$9,065
Income per share - Basic	$0.13	$0.07	$0.17	$0.13
Income per share - Diluted	$0.13	$0.07	$0.17	$0.13

Weighted average common shares outstanding - Basic	72,283,896	71,062,658	72,138,686	71,043,874
Weighted average common shares outstanding - Diluted	72,852,877	71,958,314	72,723,453	72,094,323

Production:
Gas - MMcf	1,592	1,238	3,130	2,470
Oil - MBbls	262	293	518	542
Total Equivalents (MBoe)	527	499	1,040	953

Realized Prices:
Gas - Mcf	$3.60	$1.84	$3.40	$2.34
Oil - Bbl	95.60	95.25	98.25	97.37
Total Equivalents (Boe)	$58.33	$60.45	$59.20	$61.39

	Three Months Ended		Six Months Ended
	June 30, (unaudited)		June 30, (unaudited)
	2013	2012	2013	2012
	(in thousands)		(in thousands)
Net cash flow provided by operating activities:
Cash flow from operations	$16,391	$19,318	$32,412	$32,209
Changes in working capital accounts	1,683	(2,913)	1,886	(2,538)
Cash flow from operations before working capital changes	$18,074	$16,405	$34,298	$29,671

Forward-Looking Statements

Portions of this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. A number of factors can and will cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. Warren believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. Some factors that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to, changes in oil and gas prices, changes in expected levels of oil and gas production and reserve estimates, the timing and results of drilling and other development activities, governmental and environmental regulations and permitting requirements and delays, the availability of capital and credit market conditions, unsuccessful exploratory activities, planned capital expenditures, unexpected cost increases, delays in completing production, treatment and transportation facilities, the availability and cost of obtaining equipment and technical personnel, operating hazards, risks associated with the availability of acceptable transportation arrangements, unanticipated operational problems, potential liability for remedial actions under existing or future environmental regulations, changes in tax, environmental and other laws applicable to our business as well as general domestic and international economic and political conditions. All forward-looking statements are made only as of the date hereof and, unless legally required, the Company undertakes no obligation to update any such statements, whether as a result of new information, future events or otherwise. Further information on risks and uncertainties that may affect Warren's operations and financial performance, and the forward-looking statements made herein, is available in the Company's filings with the Securities and Exchange Commission (www.sec.gov), including its Annual Report on Form 10-K under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and in other public filings and press releases.

About Warren Resources

Warren Resources, Inc. is an independent energy company engaged in the acquisition, exploration and development of domestic oil and natural gas reserves. Warren's activities are primarily focused on oil in the Wilmington field in California and natural gas in the Washakie Basin in Wyoming. The Company is headquartered in New York, New York, and its exploration and development subsidiary, Warren E&P, Inc., has offices in Long Beach, California and Casper, Wyoming.

CONTACT: Media Contact:
         David Fleming
         212-697-9660